Exhibit 23.4

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the use in Exhibit 99.4, in this Registration Statement on Form S-1, of our report dated May 13, 2026, with respect to our audits of the financial statements of Signing Day Sports, Inc. as of December 31, 2025 and 2024, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ Barton CPA PLLC

Cypress, Texas

June 3, 2026